UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

August 8, 2006

Date of Report (Date of earliest event reported)

QUAKER CHEMICAL CORPORATION

(Exact name of Registrant as specified in its charter)

Commission File Number 001-12019

PENNSYLVANIA	No. 23-0993790
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Quaker Park

901 Hector Street

Conshohocken, Pennsylvania 19428

(Address of principal executive offices)

(Zip Code)

(610) 832-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01. Entry into a Material Definitive Agreement.

On August 8, 2006, Mark A. Harris entered into an Employment Agreement with Quaker Chemical Limited, a UK company and a subsidiary of Quaker Chemical Corporation, a Pennsylvania corporation, to be effective as of June 12, 2006 (the “Agreement”). Mr. Harris has been employed by Quaker Chemical Corporation (“Quaker”) in various executive positions since 1996 including, most recently, as Senior Vice President – Global Strategy and Marketing. He recently relocated to the UK and is now employed in the same capacity with Quaker UK as previously held with Quaker.

The terms of Mr. Harris’ employment are outlined in the Agreement and are consistent with those contained in his prior employment agreement with Quaker. Mr. Harris is entitled to the following compensation and benefits either through Quaker UK or Quaker: an annual base salary with adjustments each year, including an annual transition payment for 2006 and 2007, the right to participate in annual incentive bonus plans, use of a company automobile for business and personal use consistent with policy, pension plan and death benefits, and business travel accident insurance and certain other professional arrangements more fully described in the Agreement. In addition, in the event of termination of the Agreement for any reason other than “cause” as defined in the Agreement, Mr. Harris is entitled to 12 months of base salary calculated at his then current rate of annual salary.

A copy of the Employment Agreement and Addendum is attached as an exhibit to this report.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is included as part of this report:

(d) Exhibits.

Exhibit No.
10	Employment Agreement between Mark A. Harris and Quaker Chemical Limited, a UK company and a subsidiary of Quaker Chemical Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAKER CHEMICAL CORPORATION Registrant

Date: August 8, 2006	By:	/s/ D. JEFFRY BENOLIEL
D. Jeffry Benoliel Vice President, Secretary and General Counsel